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                                                                   Exhibit 10.7


                       [Tupperware Worldwide Letterhead]
                            E.V. Goings, President

March 21, 1994

Mr. Luis G. Campos
Cerrado Hidalgo No. 26
Rancho San Francisco
San Bartolo Ameyalco
Delegacion Alvaro Obregon
CP 01800
Mexico, DF

Dear Luis:

I am pleased to offer you the position of President, Tupperware Latin America. Outlined below are the terms and conditions of this offer which will be effective on your first day of employment.

1.Your initial base will be $215,000 per annum, paid on Tupperware's regular US payroll cycle.

2. You will be provided with a company automobile in accordance with the Tupperware Latin America car policy.

3. You will participate in the Premark International, Inc. Annual Incentive Plan. For 1994 your individual incentive target will be 50% of your base salary and payout can range from 0% to 100% of your base salary. Ten percent (10%) of your award will be based on Tupperware Worldwide performance (reflecting your role on the Tupperware Policy Committee); the remaining 90% will be based on Tupperware Latin America financial performance. All final payments are subject to the approval of the Compensation and Employee Benefits Committee of the Board of Directors. Your 1994 award, if any, will be prorated by the number of weeks you are employed by Tupperware in 1994. Annual incentive awards are paid in March following the close of the plan year. You must be employed by Tupperware or another Premark company through December 31st to be entitled to an award for any given year.

  3175 N. Orange Blossom Trail, Kissimmee, FL 34744-1197 U.S.A. Telephone:
  407-826-8050 Fax: 407-826-8849
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Luis G. Campos
Page 2
4. You will participate in the Premark International, Inc. Performance Unit Plan (Long Term Incentive Program). Your award will be based on Tupperware Latin America financial performance for the years 1994, 1995 and 1996. This program provides the opportunity to earn an award ranging from 0% to 75% of your base annual salary rate on the last day of the financial performance cycle. 1994 is the first year of a three year program 1994-96. Therefore, payment of any award is contingent on your continued employment by Tupperware or another Premark company through the payout date March 1997. Your award, if any, would be prorated by the number of months worked during the plan measurement period.

  In future years we expect there to be overlapping three year plans resulting in annual potential awards.

5. You will be eligible to participate in the Premark International, Inc. Stock Option Plan. Subject to Premark International Board Compensation Committee approval, you will be awarded 5,000 stock options effective on your first day of employment. These options will vest three years after the effective date. Stock options are normally granted to key management employees and executives each November.

6. You will participate in an annual gainsharing program for the years 1995, 1996, and 1997 to be based on the pre-tax segment profit of Tupperware Latin America, as determined by the company. For 1995, the gainsharing award will be equal to 3 percent of the pre-tax segment profit over $22,000,000. For 1996, the gainsharing award will be equal to 3 percent of the pre-tax segment profit over $25,000,000. And, for 1997, the gainsharing award will be equal to 3 percent of the pre-tax segment profit over $30,000,000.

  Notwithstanding the above, the maximum gainsharing award for any year may not exceed $100,000, and the maximum cumulative gainsharing award during the three-year period may not exceed $300,000. The gainsharing awards shall be payable 100 percent in Premark restricted stock in March following the year of the Gainsharing award. The restrictions shall lapse on one-third of the restricted stock each year following the award. Dividends shall be paid during the period of the restriction. (E.g., assume 1995 performance year award approved by the Compensation Committee of the Board an March 6 1996. Restrictions on one-third of the restricted shares lapse on March 6, 1997, one-third on March 6, 1998, and on the final third on March 6, 1999.) You must be employed by Tupperware or another Premark company through the date the restrictions lapse in order to receive the stock.
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Luis G. Campos
Page 3

  The purpose of the gainsharing program is to enhance the long-term profitability of Tupperware Latin America. It is understood that the Committee will consider how the financial results were achieved and has the right to adjust your award, as equitable, if the financial results are achieved by short-term decisions which adversely affect the long-term profitability of Tupperware. In addition, the committee may adjust such award, as equitable, in recognition of extraordinary or non-recurring events or changes in accounting standards or practices. These principles reflect the plan provisions and administrative rules that are applied throughout the Company when determining awards under all annual and long-term incentive plans, and therefore, will be applied to all of the incentive plans and programs described above. Similarly, accruals for the gainsharing program and the annual and long-term plans described above will be charged to the operating earnings of the Tupperware Latin American business in calculating segment profit.

7. You will be entitled to participate in the standard Tupperware US benefits package which include: Pension (one (1) year service requirement), Retirement Savings Plan Flexible Spending Account, Disability Plan, Life Insurance, and Business Travel Accident Insurance.

8. In recognition of the Annual Incentive Plan payments you will forfeit from the July 1, 1993--June 30, 1994 Sara Lee plan, we will give you a one-time taxable payment of $170,000 payable your first day of employment.

9. Further, you will receive a one-time taxable payment of $17,917 to compensate for the loss of your statutory 13th month salary payable your first day of employment.

10. You will be eligible for our standard executive perquisities, which are as follows: three weeks of vacation per year, Supplemental Benefits Plan, Price Waterhouse Tax Preparation, and an annual physical.

11. You and your family will be relocated to Orlando under the Tupperware relocation policy. This includes transportation of household and person effects, transportation for you and your family, temporary accommodations in Orlando, home sale and purchase assistance, and a relocation allowance of one month's salary ($17,917) paid net of taxes payable your first day of employment.
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Luis G. Campos
Page 4

12. Tupperware will coordinate and pay for the application and the processing of this visa. You may not work or be paid in the United States without the necessary legal documents. It is expected that you will expeditiously supply all necessary documents and information and that ultimately you will apply for permanent residency in the United States. Alternative arrangements will be made to pay you in Mexico if the visa is not ready on your start date.

13. By accepting the offer, you agree to sign a confidentiality agreement if requested.

If you have any specific questions regarding these items, don't hesitate to contact Carol Kiryluk, Vice President, Tupperware Human Resources, directly for clarification or further explanation. If there is any major item which has been overlooked, please feel free to contact me directly.

We are very enthusiastic about your joining Tupperware and Premark International, and believe you will make a significant contribution to the future success of the Company. Luis, I hope this letter meets your expectations. If it does, I would appreciate your signing below on both copies of this letter. Please return one signed copy to me by Monday, March 21, 1994. You may retain the other for your records.

Sincerely,

/s/ E. V. Goings

E. V. Goings
President
Tupperware Worldwide

cc: Warren L. Batts
  James C. Coleman
  Carol Kiryluk
  Jim Ringler

Accepted: /s/ Luis G. Campos                              3.21.94
___________________________________         ___________________________________
           Luis G. Campos                                  Date